Exhibit 10.2

SECOND AMENDED AND RESTATED SEVERANCE AGREEMENT

This Second Amended and Restated Severance Agreement (the “AGREEMENT”) is entered into this 29th day of December, 2005, by and between AIRNET COMMUNICATIONS CORPORATION, a Delaware corporation (the “COMPANY”), and JOSEPH F. GERRITY (the “EMPLOYEE”).

RECITALS:

A. The Employee is an at-will employee of the Company in the capacity of Chief Financial Officer at the behest of the Board of Directors; and has entered into with the Company a Severance Agreement dated August 20, 2004 (the “Severance Agreement”).

B. In order to encourage the Employee to maintain his continued attention and dedication to his duties and responsibilities, the Company desires to provide the Employee with a severance package in the event his employment is terminated, as further described herein;

C. The Company and Employee desire to amend and restate in its entirety the Severance Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the covenants and agreements herein contained and the monies to be paid hereunder, the parties agree as follows:

SECTION 1. DEFINITIONS.

The following terms shall have the following meanings:

“CAUSE” means the Employee’s intentional bad faith act or omission, felony conviction, or gross dereliction of duty, which is materially harmful or damaging to the Company.

“COMPETING BUSINESS” shall mean any one or more of the following: (i) any business in which the Company engages as of the date of this Agreement; or (ii) any other business in which the Company engages in before the termination of the Agreement.

“GOOD REASON” shall mean, without the Employee’s written consent, of any of the following circumstances:

(a)	The Employee is assigned a new position, which entails a reduction in the nature of Employee’s authority with respect to the operation of the Company’s business compared to Employee’s position in effect on the date of this Agreement;

(b)	A reduction in the Employee’s Base Salary in effect on (i) the date of this Agreement, or an adverse change in benefits or perquisites other than a change that is generally applicable to all executive employees;

(c)	The Company’s requirement that the Employee’s site of principal employment be more than twenty-five miles from the offices at which the Employee was principally employed on the date of this Agreement; or

(d)	The Employee is assigned duties inconsistent with the status of the position that the Employee held on the date of this Agreement, or an adverse alteration in the nature or status of the Employee’s responsibilities held on the date of this Agreement which shall constitute a constructive demotion, or

(e)	The failure of the Company to obtain a satisfactory agreement from any successor corporation to assume and agree to perform this Agreement.

“PROTECTED TERRITORY” shall mean any state within the United States or other country in which the Company or any of its subsidiaries provides any of its services or sells or distributes any of its products as of the date of this Agreement or thereafter.

“TOTAL DISABILITY” shall mean an inability to perform the duties of the Employee because of physical or mental impairment for a period in excess of 120 days, which qualifies the Employee for disability benefits under the applicable long-term disability plan maintained by the Employer or any subsidiary or, if no such plan applies, which would qualify the Executive for disability benefits under the Federal Social Security System.

SECTION 2. EMPLOYMENT.

The Company hereby retains Employee at an annual base salary of $178,750 (the “BASE SALARY”). The Base Salary shall be paid in accordance with the Company’s ordinary and customary payroll practices, which may be amended from time to time.

SECTION 3. TERMINATION EVENTS.

3.1 AT WILL EMPLOYMENT. The Company retains its right to terminate Employee’s employment with or without Cause. Likewise, the Employee may terminate his employment with or without Good Reason.

3.2 TERMINATION EVENT. Each of the following events shall be a “TERMINATION EVENT:”

(a)	The termination of the Employee without Cause; or

(b)	The resignation of Employee for Good Reason upon no less than Thirty (30) days advance written notice to the Company clearly sighting the circumstance constituting Good Reason, and further that during such Thirty (30) day notice period the Company fails to, or elects not to, cure such cause for Good Reason.

3.2 DEATH OR TOTAL DISABILITY. The Employee’s employment will terminate effective immediately upon Employee’s death or Total Disability.

SECTION 4. SEVERANCE; NON-COMPETE AND NON-SOLICITATION.

4.1 SEVERANCE AMOUNT.

(a)	Subject to the provisions of Section 4.2 below, upon a Termination Event, the Company shall pay the Employee an amount equal to sixty percent (60%) of annual Base Salary (the “Severance Payment”), based on the greater of the base salary of Employee as of the date of this Agreement or the then current base salary of Employee as of the effective date of termination, in a lump sum within three (3) days from the date of the Termination Event.

(b)	Upon Employee’s resignation without Good Reason or upon death or Total Disability, the Employee (or his estate) shall not be entitled to any Severance Payment except that he (or his estate) shall be entitled to:

i)	Any unpaid salary and other benefits that have accrued for services already rendered as of the date of termination, except with respect to any Company disability plans; and

ii)	Pro-rata annual performance bonus, if any, for the portion of the year prior to the separation from service.

4.2 PAYMENT MITIGATION. The net amount, after withholding, of the Severance Payment payable under this Agreement shall be immediately deposited in an employer-grantor secular trust arrangement pursuant to Section 402(b) of the Internal Revenue Code of 1986, as amended, exempt from the requirements of the Employee Retirement Income Security Act of 1974, as amended, and not subject to the general creditors of the Company (“TRUST DEPOSIT”) with a mutually acceptable third party trustee (“TRUSTEE”). Subject to the mitigation provisions of this Section 4.2, the Trustee shall pay to Employee out of the Trust one hundred percent (100%) of the total amount originally deposited in the Trust on the first day of the seventh month following the Termination Event. Employee agrees that in the event he earns any salary, consulting fees, signing bonuses, or other compensation income from a party other than the Company during the six (6) month period immediately following his Termination Event (“MITIGATION PERIOD”), the Company shall be entitled to reduce its Severance Payment obligation, net of withholding, by the amount of such payments received by Employee net of withholding (“OTHER NET COMPENSATION”) and Employee will promptly notify the

Company and the Trustee of his receipt of Other Net Compensation. If the Company and the Trustee receive such notice or otherwise verify that Employee has received Other Net Compensation during the Mitigation Period, the Trustee shall deliver to the Company from the Trust Deposit an amount equal to the Other Net Compensation received by Employee during the Mitigation Period. Once disbursed by the Trustee, Employee shall be under no obligation to reimburse the Company any of those disbursed amounts unless Employee has failed to disclose the receipt of any Other Net Compensation during the Mitigation Period. Any scheduled disbursements due from the Trustee shall be offset and reduced by the amount of Other Net Compensation received by Employee during the Mitigation Period. The Employee and Company will enter into a suitable trust agreement with the Trustee to carry out the provisions of this Section 4.2. Employee is under no duty to seek employment or other sources of compensation income during the Mitigation Period.

4.3 NON-COMPETITION-SOLICITATION. In the event that Employee resigns without Good Reason or is terminated for Cause, for a period of six months (the “TERM”) from the date of that resignation/termination Employee agrees that Employee will not, singly, jointly, or as a partner, member, employee, agent, officer, director, stockholder (except as a holder of not more than two percent of the outstanding stock of any company listed on a national securities exchange, or actively traded in a national over-the-counter market), equity holder, lender, consultant, independent contractor, or joint venturer of any other person, or in any other capacity, directly or beneficially: (i) own, manage, operate, join, control, or participate in the ownership, management, operation or control of, or permit the use of his name by, or work for, or provide consulting, financial or other assistance to, or be connected in any manner with, a Competing Business anywhere in the Protected Territory during the Term; (ii) employ, retain or engage (as an employee, consultant or independent contractor), or induce or attempt to induce to be employed, retained or engaged, any Person who is or was an employee of the Company during the Term; (iii) induce or attempt to induce any Person who, on the date hereof or at any time hereafter during the Term, is an employee of the Company to terminate his or her relationship with the Company; or (iv) induce or attempt to induce any Person which is a customer of the Company, or which otherwise is a contracting party with the Company, as of the date hereof or at any time hereafter during the Term to terminate any written or oral agreement or understanding with the Company.

SECTION 5. PARTIAL INVALIDITY.

The invalidity or unenforceability of a particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

SECTION 6. TERMINATION OF AGREEMENT.

This Agreement shall terminate upon the earlier of: (i) the date the Employee is terminated for Cause or resigns without Good Reason; or (ii) the fourth (4th) anniversary of this Agreement. The obligations of Employee under Section 42 and 4.3 will survive termination of this Agreement.

SECTION 7. NO ORAL MODIFICATION.

Except as set forth in Section 8 below, no modification, amendment or waiver of any of the provisions of this Agreement shall be deemed effective unless made in writing specifically referring to this Agreement and duly signed by each party hereto.

SECTION 8. MODIFICATION OF AGREEMENT.

In the event any provision of this Agreement is determined to be invalid by any court or other entity of competent jurisdiction, such provision(s) shall be deemed to have been amended and the parties hereto agree to execute all documents necessary to evidence such amendment so as to eliminate or modify any such invalid provision(s) so as to cancel out the intent of this Agreement enforceable in all respects as so modified. Notwithstanding the foregoing, it is the intent of this Agreement to comply with the provisions of Section 409A of the Code, and to the extent required, this Agreement shall be so modified by the parties.

SECTION 9. GOVERNING LAW/VENUE.

This Agreement shall be governed and construed by the provisions hereof and in accordance with the laws of the State of Florida applicable to agreements to be performed in the State of Florida. Venue for any litigation stemming from the construction and operation of this Agreement shall be in Brevard County, Florida.

SECTION 10. ASSIGNABILITY.

This Agreement may not be assigned by either party, in whole or in part, without the prior written consent of the party to be charged; provided, however, that such prior written consent shall not be unreasonably withheld

SECTION 11. BINDING EFFECT.

This Agreement shall be binding on the successors and assigns of either party hereto, except that the Company shall not be relieved of any liability hereunder upon the assignment of this Agreement. The Company agrees to obtain the consent of any successor to be bound by this Agreement.

SECTION 12. ATTORNEYS’ FEES.

In any suit brought by the Employee to enforce his rights under this Agreement, if the Employee prevails, the Employee shall be entitled to reasonable attorneys’ fees and costs.

SECTION 13. COUNTERPARTS.

This Agreement may be signed and executed in one or more counterparts, each which shall be deemed an original and all of which together shall constitute one agreement.

SECTION 14. NOTICE.

Any consent, waiver, notice, demand, request, or other instrument required or permitted to be given under this Agreement shall be deemed to have been properly given when in writing and delivered in person or sent by certified or registered mail, return receipt requested, postage prepaid, addressed:

If to the Company:

AirNet Communications Corporation

3950 Dow Road

Melbourne, Florida 32934

Attention: Chief Executive Officer

If to the Employee:

Joseph F. Gerrity

3950 Dow Road

Melbourne, Florida 32934

Either party may change its address for notices by notice in the manner set forth above.

SECTION 15. ENTIRE AGREEMENT.

This Agreement constitutes the entire understanding between the parties concerning Employee’s severance and supersedes all prior discussions, agreements and representations, whether oral or written and whether or not executed by the Company and Employee.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

COMPANY:

AIRNET COMMUNICATIONS CORPORATION, a Delaware corporation

By: {Signed}	/s/ Stuart P. Dawley
Stuart P. Dawley
Title:

EMPLOYEE:

{Signed}	/s/ Joseph F. Gerrity
Joseph F. Gerrity